Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2020 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 17, 2021 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Quarter Ended December 31, 2020		Year Ended December 31, 2020
Net income (loss) per diluted share	$(0.36)	Net income (loss) per diluted share	$(4.50)
Adjusted operating income (loss)(2) per diluted share	$(1.30)	Adjusted operating income (loss)(2) per diluted share	$(2.88)
Net realized investment gains per share	$0.94	Net realized investment gains (losses) per share	$(1.02)
GAAP combined ratio	123.1%	Goodwill impairment	$(0.60)
		GAAP combined ratio	115.9%
		Book value per share	$32.93
		Return on equity(3)	(13.0)%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains, of $8.9 million ($0.36 per diluted share) for the three-month period ended December 31, 2020, compared to consolidated net loss of $23.2 million ($0.93 per diluted share) for the same period in 2019. For the year ended December 31, 2020, consolidated net loss, including investment losses, was $112.7 million ($4.50 per diluted share) compared to net income of $14.8 million ($0.58 per diluted share) for the same period in 2019.

The Company reported a consolidated adjusted operating loss of $1.30 per diluted share for the fourth quarter 2020 compared to consolidated adjusted operating loss of $1.04 per diluted share for the same period in 2019. For the full year ended December 31, 2020, the Company reported consolidated adjusted operating loss of $2.88 per diluted share compared to consolidated adjusted operating loss of $1.08 per diluted share for 2019.

"We are very disappointed with our fourth quarter and full year 2020 results," stated Randy A. Ramlo, President and Chief Executive Officer. "As we mentioned in our press release on February 11, 2021, our fourth quarter results were negatively impacted by ongoing social inflation resulting in an increase in severity of current accident year losses and in prior accident year reserve strengthening. Social inflation continues to impact the entire industry. Unfortunately, our two largest states, Texas and California, are amongst the highest trending social inflation states, meaning the impact to UFG is magnified. In recognition of social inflation trends, during 2020 and particularly in the fourth quarter new commercial auto and general liability claims were reserved with more cautious pessimism. Additionally, progress has been made to shorten the claims cycle, with reserves being established earlier in the process than in past years, with new analytic insights driving these outcomes. Also, during the fourth quarter we reviewed the reserve adequacy of our open prior accident year case reserves in consideration of our more cautiously pessimistic view."
__________________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes, and goodwill impairment. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

"The full year of 2020 results were also negatively impacted by a historical level of catastrophe losses. Catastrophe losses added 13.5 points to the combined ratio in 2020, which is the highest in the last five years and significantly higher than our five year historical average of 5.6 points prior to 2020. During the year, we experienced catastrophe losses of $231 million before reinsurance, $142 million net of reinsurance. The majority of these losses came from three significant events that occurred in some of our largest geographically exposed areas. Two of these events impacted Cedar Rapids, Iowa, the location of our corporate headquarters. These events were the August Midwest derecho with peak winds of 145 mph and a hailstorm in April. The third event was hurricane Laura which impacted another heavy exposure area for UFG in Southern Louisiana, the location of our 2019 agent of the year."

"Though we are very disappointed with our results in 2020, we remain optimistic about our future. Throughout 2020, we focused on building the foundation of our new strategic plan to improve profitability. Our strategic plan, which we call "One UFG boldly forward," contains a number of initiatives aimed at long-term profitability, portfolio diversification, sustainable growth and continuous innovation. As a result of our efforts, we are able to point to some underlying improvements, including our fifth consecutive quarter with a decrease in the frequency of commercial auto losses and commercial auto exposure units. We also saw improvement in our core loss ratio despite reserves being established earlier in the claims cycle and with more cautious pessimism. Our core loss ratio improved 0.6 and 0.4 percentage points, respectively, in the fourth quarter and full year 2020 compared to the same periods in 2019. Although the level and speed of improvement this year did not meet our expectations, we firmly believe that we are on the right path forward and will remain focused on improving profitability as part of our strategic plan."

"As we mentioned the last few quarters, we continue to expect the impact of the COVID-19 pandemic to be manageable. There was some impact to net premiums earned due to the impact of the COVID-19 pandemic but it was less significant than the impact from our actions to improve profitability of our commercial auto book in 2020. As a reminder, nearly all of the policies we have issued contain contract language that specifically excludes business interruption coverage for losses due to viruses such as the COVID-19 pandemic. However, we cannot determine how any changes in legislation, regulations and interpretations by the courts regarding these exclusions will impact the Company in the future."

Financial Highlights

Net loss, including net realized investment gains and losses, totaled $8.9 million ($0.36 per diluted share) for the fourth quarter, compared to net loss of $23.2 million ($0.93 per diluted share) for the fourth quarter of 2019. The decrease in the net loss was primarily due to an increase in the fair value of equity securities and a decrease in underwriting expenses, offset by an increase in losses and loss settlement expense and a decrease in net premiums earned. For the full year, the net loss totaled $112.7 million ($4.50 per diluted share), compared to net income of $14.8 million ($0.58 per diluted share) for the full year 2019. The net loss reported for the full year of 2020 compared to net income in 2019 was primarily due to the change in the fair value of equity securities, an increase in losses and loss settlement expenses, namely from catastrophe losses, a decrease in net premiums earned and a decrease in net investment income.

Net premiums earned decreased 3.5 percent to $263.6 million for the fourth quarter of 2020, compared to $273.2 million in the fourth quarter of 2019. For the full year 2020, net premiums earned decreased 2.9 percent to $1,055.1 million, compared to $1,087.0 million in 2019. The decrease in both the three- and twelve-month periods ended December 31, 2020 was primarily due to our actions to improve profitability through non-renewal of under-performing accounts in our commercial auto line of business. There was also some impact to net premiums earned from the COVID-19 pandemic, but it was less significant than the impact from our commercial auto profitability initiatives.

Average renewal pricing increased, driven by commercial auto and commercial property. During the fourth quarter of 2020, the commercial auto average renewal rate increase remained in the double digits at 10.5 percent. The commercial property average renewal rate increase was 7.4 percent, remaining in the mid-single digits again in the fourth quarter of 2020.

Net investment income was $17.4 million and $39.7 million, respectively, for the fourth quarter and full year 2020 compared to net investment income of $16.5 million and $60.4 million, respectively, for the fourth quarter and full year 2019. The change in net investment income for the fourth quarter and full year was primarily due to the change in the fair value of our investments in limited liability partnerships. We experienced an increase in fair value in the fourth quarter but a decrease for the full year. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $30.0 million and net realized investment losses of $32.4 million, respectively, for the fourth quarter and full year 2020 compared to net realized investment gains of $3.7 million and $53.8 million, respectively, for the fourth quarter and full year 2019. The change in the three- and twelve-month periods ended December 31, 2020 as compared to the same periods in 2019 was primarily due to the change in the fair value and sales of equity securities.

Losses and loss settlement expenses increased by 3.9 percentage points and by 4.7 percentage points during the three- and twelve-month periods ended December 31, 2020, respectively, compared to the same periods of 2019. The increase in losses and loss settlement expenses was primarily due to an increase in severity of losses from social inflation and due to an increase in catastrophe losses as compared to the same periods in 2019.

Consolidated net unrealized investment gains, net of tax, totaled $83.1 million as of December 31, 2020 compared to net unrealized investment gains of $47.3 million at December 31, 2019, an increase of $35.8 million. The increase in net unrealized investment gains was primarily the result of lower interest rates in 2020 when compared to 2019.

Total consolidated assets as of December 31, 2020 were $3.1 billion, which included $2.1 billion of invested assets. The Company's book value was $32.93 per share, which is a decrease of $3.47 per share, or 9.5 percent from December 31, 2019. This decrease is primarily attributed to a net loss of $112.7 million, shareholder dividends of $28.5 million and share repurchases of $2.7 million, partially offset by an increase in net unrealized investment gains on fixed maturity securities of $35.8 million, net of tax and the change in benefits and the valuation of our post-retirement benefit obligations of $18.0 million.

Reserve Development

We experienced unfavorable reserve development of $12.4 million and favorable reserve development of $17.7 million in its net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2020, respectively, compared to $4.6 million and $5.3 million of favorable reserve development in the same periods of 2019. The unfavorable reserve development in the fourth quarter of 2020 was primarily driven by our commercial liability and auto liability line of business. For the twelve-months ended December 31, 2020, the favorable reserve development was primarily driven by our workers' compensation and commercial fire and allied lines of business, offset by our commercial liability line of business. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2020, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased 5.2 percentage points to 123.1 percent for the fourth quarter 2020, compared to 117.9 percent for the fourth quarter of 2019. The increase in the combined ratio was primarily driven by a higher loss ratio from an increase in severity of losses from social inflation. For the year ended December 31, 2020, the combined ratio increased 6.9 percentage points to 115.9 percent as compared to the same period of 2019. The increase was primarily driven by an increase in the loss ratio due to an increase in catastrophe losses.

Pre-tax catastrophe losses totaled $20.7 million ($0.65 per share after tax) and $142.0 million ($4.48 per share after tax) for the three- and twelve-month periods ended December 31, 2020, respectively, compared to $19.4 million ($0.61 per share after tax) and $64.4 million ($1.99 per share after tax), respectively, for the same periods in 2019.

Expense Ratio

The expense ratio for the fourth quarter of 2020 was 30.8 percentage points, compared to 32.2 percentage points for the fourth quarter of 2019. For the full year, the expense ratio was 33.5 percentage points, compared to 32.6 percentage points for 2019. The decrease in the expense ratio during the fourth quarter of 2020 as compared to the same period in 2019 was primarily due to a decrease in commissions paid. The increase in the expense ratio for the full year of 2020 as compared to the same period in 2019 was primarily due to our continued investment in technology, including our multi-year Oasis project, an upgrade to our technology platform designed to enhance core underwriting decisions, selection of risks and productivity.

Capital Management

During the fourth quarter, we declared and paid a $0.15 per share cash dividend to stockholders of record as of December 4, 2020. We have paid a quarterly dividend every quarter since March 1968.

During the fourth quarter, we did not repurchase any shares of our common stock. In the year ended December 31, 2020, we purchased 70,467 shares of our common stock for $2.7 million, at an average cost of $38.90 per share. As of December 31, 2020, we were authorized by our Board of Directors to purchase an additional 1,786,977 shares of common stock under our share repurchase program, which expires in August 2022.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 17, 2021 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and full year 2020 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 3, 2021. The replay access information is toll-free 1-877-344-7529; conference ID no. 10150778.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs210217. The archived audio webcast will be available until March 3, 2021.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 49 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission ("SEC") on February 28, 2020 as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020. The risks identified in our Annual Report on Form 10-K (as updated) and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes, and goodwill impairment from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2020	2019	Change %	2020	2019	Change %
Income Statement Data
Net income (loss)	$(8,891)	$(23,163)	61.6%	$(112,706)	$14,820	NM
Less: after-tax net realized investment gains (losses)	23,717	2,885	NM	(25,592)	42,485	NM
Less: goodwill impairment	—	—	—%	(15,091)	—	NM
Adjusted operating income (loss)	$(32,608)	$(26,048)	(25.2)%	$(72,023)	$(27,665)	(160.3)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.36)	$(0.93)	61.3%	$(4.50)	$0.58	NM
Less: after-tax net realized investment gains (losses)	0.94	0.11	NM	(1.02)	1.66	NM
Less: goodwill impairment	—	—	—%	(0.60)	—	NM
Adjusted operating income (loss)	$(1.30)	$(1.04)	(25.0)%	$(2.88)	$(1.08)	(166.7)%
NM=Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2020	2019	Change %	2020	2019	Change %
Premiums:
Net premiums earned	$263,563	$273,230	(3.5)%	$1,055,082	$1,086,972	(2.9)%
Less: change in unearned premiums	34,884	23,052	51.3%	40,317	(12,244)	429.3%
Less: change in prepaid reinsurance premiums	681	1,600	(57.4)%	3,415	2,486	37.4%
Net premiums written	$227,998	$248,578	(8.3)%	$1,011,350	$1,096,730	(7.8)%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2020	2019	Change %	2020	2019	Change %
Revenue Highlights
Net premiums earned	$263,563	$273,230	(3.5)%	$1,055,082	$1,086,972	(2.9)%
Net investment income	17,367	16,491	5.3%	39,670	60,414	(34.3)%
Net realized investment gains (losses)	30,021	3,653	NM	(32,395)	53,779	(160.2)%
Other income (loss)	(53)	—	NM	6,270	—	NM
Total revenues	310,898	293,374	6.0%	1,068,627	1,201,165	(11.0)%
Income Statement Data
Net income (loss)	$(8,891)	$(23,163)	61.6%	$(112,706)	$14,820	NM
After-tax net realized investment gains (losses)	23,717	2,885	NM	(25,592)	42,485	NM
Goodwill impairment	—	—	—%	(15,091)	—	NM
Adjusted operating income (loss)(1)	$(32,608)	$(26,048)	(25.2)%	$(72,023)	$(27,665)	(160.3)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.36)	$(0.93)	61.3%	$(4.50)	$0.58	NM
After-tax net realized investment gains (losses)	0.94	0.11	NM	(1.02)	1.66	NM
Goodwill impairment	—	—	—%	(0.60)	—	NM
Adjusted operating income (loss)(1)	$(1.30)	$(1.04)	(25.0)%	$(2.88)	$(1.08)	(166.7)%
Catastrophe Data
Pre-tax catastrophe losses	$20,743	$19,441	6.7%	$142,004	$64,368	120.6%
Effect on after-tax earnings per share	0.65	0.61	6.6%	4.48	1.99	125.1%
Effect on combined ratio	7.9%	7.1%	11.3%	13.5%	5.9%	128.8%

Favorable (unfavorable) reserve development experienced on prior accident years	(12,386)	4,564	NM	17,652	5,335	230.9%

GAAP combined ratio	123.1%	117.9%	4.4%	115.9%	109.0%	6.3%
Return on equity				(13.0)%	1.6%	NM
Cash dividends declared per share	$0.15	$0.33	(54.5)%	$1.14	$1.30	(12.3)%
Diluted weighted average shares outstanding	25,039,143	25,035,138	—%	25,027,358	25,582,527	(2.2)%
NM=Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2020	2019	2020	2019
Revenues
Net premiums earned	$263,563	$273,230	$1,055,082	$1,086,972
Investment income, net of investment expenses	17,367	16,491	39,670	60,414
Net realized investment gains (losses)	30,021	3,653	(32,395)	53,779
Other income (loss)	(53)	—	6,270	—
Total Revenues	$310,898	$293,374	$1,068,627	$1,201,165

Benefits, Losses and Expenses
Losses and loss settlement expenses	$243,298	$234,171	$869,467	$830,172
Amortization of deferred policy acquisition costs	51,812	54,857	210,252	216,699
Other underwriting expenses	29,312	33,045	143,332	137,415
Goodwill impairment	—	—	15,091	—
Total Benefits, Losses and Expenses	$324,422	$322,073	$1,238,142	$1,184,286

Income (loss) before income taxes	(13,524)	(28,699)	(169,515)	16,879
Federal income tax expense ( benefit)	(4,633)	(5,536)	(56,809)	2,059
Net income (loss)	$(8,891)	$(23,163)	$(112,706)	$14,820

GAAP combined ratio:
Net loss ratio - excluding catastrophes	84.4%	78.6%	68.9%	70.5%
Catastrophes - effect on net loss ratio	7.9	7.1	13.5	5.9
Net loss ratio	92.3%	85.7%	82.4%	76.4%
Expense ratio	30.8	32.2	33.5	32.6
Combined ratio	123.1%	117.9%	115.9%	109.0%

Balance Sheet
	December 31, 2020	December 31, 2019
(In Thousands)
Invested assets	$2,149,217	$2,155,099
Cash	87,948	120,722
Total assets	3,069,678	3,013,472
Loss and loss settlement expenses	1,578,131	1,421,754
Total liabilities	2,244,529	2,103,000
Net unrealized investment gains, after-tax	83,070	47,279
Total stockholders’ equity	825,149	910,472

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$76,725	$73,459	$315,055	$321,032
Fire and allied lines(3)	55,663	59,865	241,432	249,226
Automobile	61,889	71,177	276,336	317,978
Workers’ compensation	12,854	15,724	70,335	83,617
Fidelity and surety	7,306	5,995	30,452	26,142
Miscellaneous	322	363	1,449	1,644
Total commercial lines	$214,759	$226,583	$935,059	$999,639

Personal lines:
Fire and allied lines(4)	$1,971	$9,292	$23,176	$40,307
Automobile	1,587	7,152	21,135	31,265
Miscellaneous	41	276	854	1,237
Total personal lines	$3,599	$16,720	$45,165	$72,809
Reinsurance assumed	9,640	5,275	31,126	24,282
Total	$227,998	$248,578	$1,011,350	$1,096,730
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$81,080	$64,532	79.6%	$80,112	$59,182	73.9%
Fire and allied lines	61,926	56,889	91.9	62,593	42,768	68.3
Automobile	71,341	84,897	119.0	80,475	107,176	133.2
Workers' compensation	18,080	5,258	29.1	20,839	7,385	35.4
Fidelity and surety	7,895	693	8.8	6,263	(296)	(4.7)
Miscellaneous	372	(5)	(1.3)	419	42	10.0
Total commercial lines	$240,694	$212,264	88.2%	$250,701	$216,257	86.3%

Personal lines
Fire and allied lines	$7,128	$11,443	160.5%	$10,303	$6,646	64.5%
Automobile	5,773	5,600	97.0	7,832	7,498	95.7
Miscellaneous	243	1,180	NM	312	(222)	(71.2)
Total personal lines	$13,144	$18,223	138.6%	$18,447	$13,922	75.5%
Reinsurance assumed	9,725	12,811	131.7%	$4,082	$3,992	97.8%
Total	$263,563	$243,298	92.3%	$273,230	$234,171	85.7%
NM=Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$316,098	$200,280	63.4%	$318,412	$205,695	64.6%
Fire and allied lines	245,454	228,305	93.0	244,010	185,033	75.8
Automobile	296,444	290,891	98.1	314,755	332,740	105.7
Workers' compensation	75,953	29,463	38.8	87,376	25,784	29.5
Fidelity and surety	28,001	707	2.5	25,539	240	0.9
Miscellaneous	1,530	261	17.1	1,710	105	6.1
Total commercial lines	$963,480	$749,907	77.8%	$991,802	$749,597	75.6%

Personal lines
Fire and allied lines	32,061	66,815	208.4%	$41,195	$40,783	99.0%
Automobile	27,976	21,535	77.0	30,882	26,920	87.2
Miscellaneous	1,148	3,741	NM	1,232	132	10.7
Total personal lines	$61,185	$92,091	150.5%	$73,309	$67,835	92.5%
Reinsurance assumed	$30,417	$27,469	90.3%	$21,861	$12,740	58.3%
Total	$1,055,082	$869,467	82.4%	$1,086,972	$830,172	76.4%
NM=Not meaningful